Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
KNBT Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-110427 and 333-124492) on Form S-8 of KNBT Bancorp, Inc. of our report dated October 26, 2004, with respect to the consolidated statements of financial condition of Northeast Pennsylvania Financial Corp. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended September 30, 2004, incorporated by reference herein, which report appears in the annual report on Form 10-K of Northeast Pennsylvania Financial Corp., which is incorporated by reference in this Current Report on Form 8-K/A of KNBT Bancorp, Inc. Our report refers to Northeast Pennsylvania Financial Corp.’s restatement of their consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the year ended September 30, 2002.

/s/ KPMG LLP
Philadelphia, Pennsylvania
August 3, 2005